Exhibit 10.72

        [GMAC COMMERCIAL MORTGAGE LETTERHEAD]

October 22, 2002

Bank of America, National Association
555 California Street, 4th Floor
Mail Code CA5-705-04-01
San Francisco, CA 94104

Attention:	Dave Buccolo Fax: (415) 646-8127

Re:	$188.5 Million FF&E Facility For Wynn Las Vegas, LLC

Ladies and Gentlemen:

GMAC Commercial Mortgage Corporation (the "Financial Institution") is pleased to confirm its commitment to Bank of America, its subsidiaries and affiliates, and Deutsche Bank Securities Inc. ("Deutsche Bank") to participate as a "Lender" in the FF&E Facility, subject to the terms and conditions outlined in the Summary of Terms included in the Confidential Offering Memorandum dated July 2002 with the following exceptions: (1) Financial Institution to be satisfied with its specific collateral; (2) Financial Institution to review and concur with structure and documentation of the FF&E Facility; (3) Financial Institution to earn and be paid a Participation Fee in the amount described in the GMAC Participant Fee Letter upon closing to be no later than October 31, 2002, (4) All insurance coverage shall be acceptable to Financial Institution and, without limitation, (i) shall be at a premium consistent with the budget previously presented to Financial Institution and (ii) terrorism or terrorist acts coverage shall be required to the extent available on commercially reasonable terms, as may be further defined in the final documentation. Notwithstanding, the definition must be acceptable to Financial Institution in its sole discretion.

The amount of our commitment is $20,000,000. This commitment remains valid for 30 days from the date hereof. Notwithstanding, this commitment expires on October 31, 2002 if the Participation Fee is not paid by this date. Our commitment is subject only to the negotiation and execution of documentation satisfactory to Wynn Las Vegas, LLC and the Lenders (as defined in the Summary of Terms), including ourselves. The Financial Institution acknowledges that Bank of America and Deutsche Bank in conjunction with Wynn Las Vegas, LLC may, in the event the FF&E Facility is over-subscribed, allocate to and accept from the Financial Institution a reduced commitment amount. The Financial Institution also acknowledges that Bank of America, Deutsche Bank and Wynn Las Vegas, LLC reserve the right to reject any and all commitments.

The Financial Institution hereby confirms that its decision to issue this commitment has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of Wynn Las Vegas, LLC without reliance upon Bank of America, Deutsche Bank, or any of their affiliates. To the extent any materials or information have been furnished to the Financial Institution by such persons, the Financial Institution hereby acknowledges that they have been provided for informational purposes only, without any representation or warranty by Wynn Las Vegas, LLC, Bank of America, or Deutsche Bank, or any of their affiliates.

Other than as required for public disclosure to state and federal securities agencies, Bank of America, its subsidiaries, Deutsche Bank, Wynn Las Vegas, LLC, or any of their affiliates, will not publicly disclose via advertising or any other means the involvement of Financial Institution in this transaction or in this project at any time.

GMAC COMMERCIAL MORTGAGE CORPORATION
By:	/s/ JOHN F. GUTOWSKI Name: John F. Gutowski Title: Vice President